Exhibit 23.1

Independent Auditor’s Consent

First Community Corporation

I consent to the use of my report dated October 23, 2003 with respect to consolidated balance sheets of DutchFork Bancshares, Inc. and subsidiaries as of September 30, 2003 and 2002, and the related consolidated statements of income and cash flows for each of the years in the two-year period ended September 30, 2003, which report appears in the Annual Report on Form 10-KSB for the year ended September 30, 2003 of DutchFork Bancshares, Inc. and is incorporated by reference in your Amendment No. 1 to Form 8-K to be filed about December 15, 2004.

/s/ Clifton D. Bodiford, CPA

Clifton D. Bodiford, CPA
Columbia, South Carolina
December 15, 2004